UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  01/25/2007

EARTHLINK, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-15605

Delaware	58-2511877
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1375 Peachtree St., Atlanta, Georgia 30309
(Address of principal executive offices, including zip code)

(404) 815-0770
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

2007 Named Executive Officer Salaries

On January 25, 2007, the Leadership and Compensation Committee (the "Compensation Committee") of the Board of Directors of EarthLink, Inc. (the "Company"), after considering a competitive market review of total compensation for its executive officers, established the following base salaries for the following named executive officers to be effective in March 2007: Michael C. Lunsford, Interim President and Chief Executive Officer; Executive Vice-President and President, Access and Voice, $364,000; Kevin M. Dotts, Executive Vice President and Chief Financial Officer, $359,000; Donald B. Berryman, Executive Vice President and President, Municipal Networks, $332,000; and William S. Heys, Executive Vice President and President, Value and SME (Small to Medium Enterprises), $322,000. The Compensation Committee also determined to pay Mr. Lunsford an additional $50,000 per quarter, paid monthly, while he acts as Interim President and Chief Executive Officer.

2006 Named Executive Officer Bonus Payments

On January 25, 2007, the Compensation Committee also approved bonus payments under the Company's 2006 executive officer bonus plan for the following named executive officers: Mr. Lunsford, $175,220; Mr. Dotts, $170,632; Mr. Berryman, $163,506; Mr. Heys, $154,916; and Charles G. Betty, former President and Chief Executive Officer, $680,410. The bonus payable to Mr. Betty will be paid to his estate, as provided in his employment agreement. The Compensation Committee also approved an additional discretionary bonus payment to Mr. Lunsford of $25,000 in light of his efforts as Interim President and Chief Executive Officer in 2006.

Payments to Estate of Mr. Betty under Employment Agreement

On January 25, 2007, the Compensation Committee determined the payments and other benefits to be made available to the estate of Mr. Betty arising under the Amended and Restated Employment Agreement, dated March 27, 2006, between the Company and Mr. Betty, as a result of Mr. Betty's death on January 2, 2007.

The following sets forth the amounts to be paid to the estate of Mr. Betty and other benefits made available to the estate arising under the Amended and Restated Employment Agreement, and as provided by the Compensation Committee:

-        Cash payment of $2,380,840 consisting of (i) two times Mr. Betty's base salary for 2006 ($1,520,000), (ii) Mr. Betty's bonus payable under the 2006 Chief Executive Officer Bonus Plan ($680,410), (iii) an accumulated sabbatical payout of $128,374, and (iv) an accumulated sick time/vacation payout of $52,056. The Compensation Committee determined to pay the salary portion of the payments to Mr. Betty's estate together with the other cash amounts in a lump sum payment (rather than in bi-weekly installments as provided in the employment agreement).

-        The continuation of health and medical care for Mr. Betty's family for 24 months, which will total to approximately $10,000.

-        Accelerated vesting of (i) stock options held by Mr. Betty that would have vested on later dates (1.1 million shares) and (ii) restricted stock units held by Mr. Betty that would have vested on later dates (120,000 shares).

-        An extension of the exercise period for all stock options. In light of Mr. Betty's years of devoted service to the Company and his untimely death before the Company has had the opportunity to recognize the potential benefits of its new growth initiatives, the Compensation Committee extended the exercise period of Mr. Betty's stock options until December 31, 2008. The decision to extend such exercise period until December 31, 2008 took into account the fact that Mr. Betty's employment agreement had a term of July 1, 2008 and his stock options would have been exercisable for six months after the termination of his employment.

The Company will record a charge to operations of approximately $6.4 million in the first quarter of 2007 consisting of a $1.5 million cash charge for Mr. Betty's base salary payment and a $4.9 million non-cash charge for the accelerated vesting of stock options and restricted stock units and the extension of the exercise period for stock options.

Director Compensation

On January 25, 2007, the Compensation Committee determined to temporarily increase the amount of the Chairman of the Board's annual retainer fee in recognition of the additional director duties being undertaken by the Chairman of the Board during the period (commencing November 21, 2007) that the Company has an Interim President and Chief Executive Officer. The Chairman of the Board, Robert M. Kavner, will receive an additional retainer of $30,000 a quarter during this period.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EARTHLINK, INC.

Date: January 30, 2007	By:	/s/ Kevin M. Dotts
Kevin M. Dotts
Chief Financial Officer